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                                                            EXHIBIT 3.1
                              RESTATED CERTIFICATE
                                OF INCORPORATION
                               OF COMPOSITECH LTD.


         COMPOSITECH LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the date of filing of the original Certificate of Incorporation being January 18, 1988, under the name of Compositech Delaware, Inc.), hereby restates its certificate of incorporation to read as follows:

         FIRST: The name of the corporation is Compositech Ltd. (the "corporation").

         SECOND: The address of the registered office of the corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 29,714,161 shares, consisting of
(A) 714,161 shares of Series A Convertible Preferred Stock, par value $3.00 per share (the "Series A Preferred Stock"), (B) 4,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and (C) 25,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

         The designations of the authorized classes of stock, and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are as follows:

A.       VOTING RIGHTS.

         Except as otherwise provided by the laws of the State of Delaware, the Common Stock and the Series A Preferred Stock shall vote as one class at any meeting of stockholders, with the holder of each share of Common Stock being entitled to

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one vote for such share of Common Stock and the holder of each share of Series A
Preferred Stock being entitled to the number of votes equal to the number of shares of Common Stock into which the share of Series A Preferred Stock could have been converted as of the record date for determining the 5stockholders having the right to vote at the meeting.

B.       DIVIDEND RIGHTS.

         Dividends (other than dividends or distributions payable solely in shares of Common Stock) shall not be paid or declared, and other distributions shall not be made, with respect to the Common Stock unless there shall have been paid, or declared and set aside for payment, dividends or distributions with respect to the Series A Preferred Stock in an amount which the holders of the Series A Preferred Stock would have received if they had converted their Series A Preferred Stock to Common Stock immediately prior to the record date for the dividend or distribution with respect to the Common Stock.

C.       LIQUIDATION RIGHTS.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, then, before any distribution shall be made to or set apart for the holders of Common Stock the holders of Series A Preferred Stock shall be entitled to receive from the assets of the corporation distributions of $3.00 per share (such amount to be adjusted appropriately in the event of any stock dividend, stock split or combination or similar recapitalization affecting such Series A Preferred Stock and as so adjusted to be herein referred to as the "liquidation preference"), in cash or property plus an amount per share equal to any dividends required to be paid under paragraph B hereof. After such distributions shall have been made in full to the holders of Series A Preferred Stock, the holders of Series A Preferred Stock and Common Stock shall be entitled to receive distributions from the remaining assets of the corporation pro rata on a per share of Common Stock basis assuming the conversion of all outstanding Series A Preferred Stock; provided that there shall be deducted from distributions which would otherwise be made to a holder of Series A Preferred Stock the amount of liquidation preference received by the holder.

D.       CONVERSION RIGHTS.
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         The rights and obligations of the holders of Series A Preferred Stock to convert into Common Stock shall be as follows:

         (1) OPTIONAL CONVERSION. The shares of Series A Preferred Stock shall be convertible at any time at the option of the respective holders thereof at the office of the corporation or any transfer agent for Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the rate (subject to any adjustments as provided in paragraph D(3) hereof, such rate as so adjusted, the "conversion rate") of one-half of one share of Common Stock for each share of Series A Preferred Stock. Such optional conversion shall be deemed to have been made as of the date of the surrender of the certificates representing the shares of Series A Preferred Stock to be converted at the office of the corporation or the transfer agent, together with written notice to the corporation or the transfer agent of the election to convert the same.

         (2) MANDATORY CONVERSION; REDEMPTION IN CERTAIN CIRCUMSTANCES.

         (a) The shares of Series A Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock at the conversion rate upon the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock to the public which results in aggregate net proceeds of not less than $10,000,000 at a price per share equal to or greater than an amount equal to 150% of the liquidation preference per share of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed by the corporation, at a price per share equal to the liquidation preference therefor, upon 60 days notice to the holders of record of the Series A Preferred Stock at any time subsequent to the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock to the public which results in aggregate net proceeds of not less than $10,000,000; provided that the closing price, or the average of the bid and asked prices, of the Common Stock on a national securities exchange or an automated quotation system shall have been equal to or greater than an amount

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         equal to 150% of the then effective liquidation preference for the
         Series A Preferred Stock for at least twenty consecutive trading days prior to the sending of the notice.

         (b) Mandatory conversion shall be deemed to have been made as of the date of the consummation of the applicable underwritten public offering, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. On or before the date for mandatory conversion, each holder of shares of the subject Series A Preferred Stock shall surrender the certificate or certificates representing such shares to the corporation or the transfer agent for the Series A Preferred Stock and shall thereafter receive certificates for the number of shares of Common Stock to which the holder is entitled.

         (c) Written notice of the approximate date of the consummation of the underwritten public offering which triggers the mandatory conversion of Series A Preferred Stock will be sent to all holders of record of affected Series A Preferred Stock at least 60 days prior to that date. All notices shall be sent by first class mail, postage prepaid, to each holder of record of subject Series A Preferred Stock at such holder's address as shown in the records of the corporation.

         (3) ADJUSTMENT OF CONVERSION RATE.

         (a) In the event of a change in the capital stock of the corporation, such as a stock dividend, stock split or combination or similar recapitalization, any holder of shares of Series A Preferred Stock upon conversion thereof shall be entitled to receive, in lieu of the number of shares of Common Stock to which the holder would have been entitled upon conversion at that date had there been no such change, such number of shares of Common Stock as the holder would have received pursuant to such change if the conversion of such shares of Series A Preferred Stock had been effected prior to such change and the conversion rate shall be adjusted accordingly. Upon each such adjustment, the corporation shall forthwith give written notice thereof to the holders of Series A Preferred Stock in the form of a certificate executed by an officer of the corporation, stating the new conversion rate and setting forth in reasonable detail the facts upon which such calculation is based.


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         (b) In the case of (i) any consolidation or merger of the corporation,
         (ii) a sale or transfer of all or substantially all the assets of the corporation, or (iii) any share exchange whereby the Common Stock is converted into other securities or property, each holder of each share of Series A Preferred Stock shall have the right to convert the share of Series A Preferred Stock into the kind and amount of shares of stock or other securities or property receivable upon the consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to the consolidation, merger, sale, transfer or share exchange.

         (4) MECHANICS OF CONVERSION.

         (a) As soon as practicable after any conversion and after receipt by the corporation or the transfer agent of the certificates representing the Series A Preferred Stock converted or to be converted, the corporation shall issue and deliver at its office to the person for whose account such surrender of the shares of Series A Preferred Stock was made, or to the person's nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled together with the cash payment to be made in respect of any fraction of a share as herein provided.

         (b) The Series A Preferred Stock so converted shall be retired and shall not be reissued. If at any time there are no shares of a class of Series A Preferred Stock outstanding, then that class of Series A Preferred Stock shall be cancelled and shall cease to exist as a class of authorized capital stock of the corporation.

         (c) The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all the shares of Series A Preferred Stock from time to time outstanding.

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         (d) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any of the shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If any such conversion results in a fraction, an amount equal to such fraction multiplied by the then current market price (as determined in good faith by the board of directors of the corporation) of one share of Common Stock shall be paid to such holder in cash by the corporation.

E.       PREFERRED STOCK.

         The Preferred Stock may be issued from time to time in one or more series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock of the corporation voting as one class. Subject to the limitations set forth herein and any limitations prescribed by law, the board of directors is expressly authorized, prior to issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the board of directors, but not in limitation of the powers conferred on the board of directors thereby and by the General Corporation Law of the State of Delaware, the board of directors is expressly authorized to determine with respect to each series of Preferred Stock:

         I. The designation or designations of such series and the

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         number of shares (which number from time to time
         may be decreased by the board of
         directors, but not below the number of such shares of such series then outstanding, or may be increased by the board of directors unless otherwise provided in creating such series) constituting such series;

         II. the rate or amount and times at which, and the preference and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

         III. the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

         IV. the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

         V. the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

         VI. the rights, if any, of holders of shares of such series and/or of the corporation to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

         VII. the limitation, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, common stock or any other class or shares ranking junior, either as to dividends or upon liquidation, to the shares of such series;


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         VIII. the conditions or restrictions, if any, upon the issue of any additional share (including additional share of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

         IX. any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series;

in each case, so far as not inconsistent with the provisions of this Restated Certificate of Incorporation or the General Corporation Law of the State of Delaware as then in effect. All shares of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above, and all shares of each series of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the board of directors as provided above.

         FIFTH: The business and affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

         SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws as specifically provided therein.

         SEVENTH: The corporation reserves the right to amend and repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation. In addition to the foregoing, and not by way of limitation, this Restated Certificate of Incorporation may be amended to increase or decrease the number of authorized shares of any class of stock
(but not below the number of shares then outstanding) upon the affirmative vote of the holders of a majority of the voting stock of the corporation.

         EIGHTH: A. Directors of the corporation shall not be liable to the corporation or the stockholders for monetary damages for any breach of any

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fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or the stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, with respect to unlawful payment of dividends or unlawful approval of stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section A by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably

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incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.

                    (2) If a claim under paragraph (1) of this Section B is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or stockholders) to

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have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                    (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, Restated By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

                    (4) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                    (5) The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of this Section B with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

                  This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as previously amended and supplemented and there is no discrepancy between those provisions and this restated certificate.

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                  IN WITNESS WHEREOF, COMPOSITECH LTD. has caused this
certificate to be signed by its Chairman and attested by its Secretary on this 18th day of February, 1997.


Attest:                                     By: (s) Jonas Medney
                                               _________________
                                               Jonas Medney
                                               Chairman



(s) Fred S. Klimpl
________________________
Fred E. Klimpl
Secretary

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